Exhibit 10.2

FORM OF

AMENDMENT

TO THE EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN EXECUTIVE

AGREEMENT FOR [EXECUTIVE]

THIS AMENDMENT, made and entered into this                  day of             ,             , by and between Home Federal Savings and Loan Association, a bank organized and existing under the laws of the United States of America (hereinafter referred to as the “Bank”), and             , an Executive of the Bank (hereinafter referred to as the “Executive”), shall effectively amend the Home Federal Savings and Loan Association Executive Supplemental Retirement Plan Executive Agreement dated             ,             (hereinafter referred to as the “Agreement”) as specifically set forth herein. Pursuant to Section V (C) of the Agreement, the Bank and the Executive hereby adopt the following amendment:

1.)	Section I (H), “Index,” shall be amended to delete the [Insurance Company] policy information in its entirety and to replace it with the following:

Insurance Company:

Policy Name:

Insured’s Age and Sex:

Ratings:

Option:

Face Amount:

Premiums Paid:

Assumed Purchase Date:

This Amendment shall be effective the                  day of             ,             . To the extent that any term, provision, or paragraph of the Agreement is not specifically amended herein, or in any other amendment thereto, said term, provision, or paragraph shall remain in full force and effect as set forth in said Agreement.

[signatures on following page]

IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Amendment and executed the original thereof on the first day set forth hereinabove, and that, upon execution, each has received a conforming copy.

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION
Ashland, Kentucky

By:
(Bank Officer other than Insurer)

Title:

EXECUTIVE

Form of

409A Amendment

to the

Home Federal Savings and Loan Association

Executive Supplemental Retirement Plan Executive Agreement for

[Executive]

Home Federal Savings and Loan Association (“Bank”) and                      (“Executive”) originally entered into the Home Federal Savings and Loan Association Executive Supplemental Retirement Plan Executive Agreement (“Agreement”) on             ,             . Pursuant to Subparagraph V (C) of the Agreement, the Bank and the Executive hereby adopt this 409A Amendment, effective             ,             .

RECITALS

This Amendment is intended to bring the Agreement into compliance with the requirements of Internal Revenue Code Section 409A. Accordingly, the intent of the parties hereto is that the Agreement shall be operated and interpreted consistent with the requirements of Section 409A. Therefore, the following changes shall be made:

1.	Subparagraph I (E), “Termination of Service”, shall be deleted in its entirety and replaced with the following Subparagraph I (E):

Termination of Service:

Termination of Service shall mean the Executive’s voluntary resignation of service by the Executive or the Bank’s discharge of the Executive without cause, prior to the Executive attaining age fifty-five (55).

2.	Subparagraph I (J), “Change of Control”, shall be deleted in its entirety and replaced with the following Subparagraph I (J):

Change in Control:

“Change in Control” shall mean a change in ownership or control of the Bank as defined in Treasury Regulation §1.409A-3(i)(5) or any subsequently applicable Treasury Regulation.

3.	The following provision regarding “Separation from Service” distributions shall be added as a new Subparagraph I (M), as follows:

Separation from Service:

Notwithstanding anything to the contrary in this Agreement, to the extent that any benefit under this Agreement is payable upon a “Termination of Employment,” “Termination of Service,” or other event involving the Executive’s cessation of services, such payment(s) shall not be made unless such event constitutes a “Separation from Service” as defined in Treasury Regulations Section 1.409A-l(h).

4.	Subparagraph II (A), “Retirement Benefits”, shall be deleted in its entirety and replaced with the following Subparagraph II (A):

Retirement Benefits:

Subject to Subparagraph II (E) hereinafter, an Executive who remains in the employ of the Bank until the Normal Retirement Age [Subparagraph I (K)] shall be entitled to receive the balance in the Pre-Retirement Account in two hundred forty (240) equal monthly installments commencing thirty (30) days following the Executive’s retirement. In addition to these payments and commencing in conjunction therewith, the Index Retirement Benefit [Subparagraph I (G)] for each Plan Year subsequent to the year in which the Executive begins receiving the Index Retirement Benefit hereunder, and including the remaining portion of the Plan Year of the year in which the Executive begins receiving the Index Retirement Benefit hereunder, shall be paid in equal monthly installments to the Executive until the Executive’s death.

5.	The first paragraph of Subparagraph II (B), “Early Retirement”, shall be modified to delete the words “Early Retirement Date [Subparagraph I (D)]” and replace them with “Executive attaining age fifty-five (55)”.

The second paragraph of Subparagraph II (B) shall be modified to insert the words “paid in equal monthly installments” before the word “until”.

6.	Subparagraph II (C), “Termination of Service”, shall be deleted in its entirety and replaced with the following Subparagraph II (C):

Termination of Service:

Subject to Subparagraph II (E), should an Executive suffer a Termination of Service, the Executive shall be entitled to receive ten percent (10%) times the number of full years of employment with the Bank from the date of first employment with the Bank to a maximum of eighty percent (80%), until thirty (30) years of employment from the first date of service, at which time the Executive will be entitled to receive one hundred percent (100%), times the balance in the Pre-Retirement Account payable to the Executive in two hundred forty (240) equal monthly installments commencing thirty days (30) days following said termination. If termination occurs after age fifty-five (55) the provisions in Subparagraph II (B) apply.

In addition to these payments and commencing in conjunction therewith, the Executive will receive ten percent (10%) times the number of full years of employment with the Bank from the date of first employment with the Bank to a maximum of eighty percent (80%), until thirty (30) years of employment from the first date of service, at which time the Executive will receive one hundred percent (100%), times the Index Retirement Benefit for each Plan Year subsequent to the year in which the Executive begins receiving the Index Retirement Benefit hereunder, and including the remaining portion of the Plan Year in which the Executive begins receiving the Index Retirement Benefit hereunder, paid in equal monthly installments until the Executive’s death. If termination occurs after age fifty-five (55) the provisions in Subparagraph II (B) apply.

7.	Subparagraph II (G), “Disability Benefit”, shall be deleted in its entirety and replaced with the following Subparagraph II (G):

Disability Benefit:

In the event the Executive becomes Disabled, the Executive, upon submission to the Bank of written documentation and verification of Disability, shall be one hundred percent (100%) vested in the accrued liability account balance as of the date of said Disability. Said account shall be credited interest annually until paid in full, at a rate of two percent (2%) plus the prime interest rate each Plan Year. Such benefit shall be paid in two hundred forty (240) equal monthly installments and shall begin thirty (30) days following the Executive’s Disability. “Disability” shall mean Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Bank, provided that the definition of Disability applied under such Disability insurance program complies with the requirements of Section 409A. Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of Social Security Administration’s or the provider’s determination.

8.	A new Subparagraph II (H) shall be added as follows:

Restriction on Timing of Distribution:

Notwithstanding any provision of this Agreement to the contrary, distributions under this Agreement may not commence earlier than six (6) months after the date of a Separation from Service (as described under the “Separation from Service” provision herein) if, pursuant to Internal Revenue Code Section 409A, the participant hereto is considered a “specified employee” (under Internal Revenue Code Section 416(i)) of the Bank if any stock of the Bank is publicly traded on an established securities market or otherwise. In the event a distribution is delayed pursuant to this Section, the originally scheduled distribution shall be delayed for six (6) months, and shall commence instead on the first day of the seventh month following Separation from Service. If payments are scheduled to be made in installments, the first six (6) months of installment payments shall be delayed, aggregated, and paid instead on the first day of the seventh month, after which all installment payments shall be made on their regular schedule. If payment is scheduled to be made in a lump sum, the lump sum payment shall be delayed for six (6) months and instead be made on the first day of the seventh month.

9.	A new Subparagraph II (I) shall be added as follows:

Certain Accelerated Payments:

The Bank may make any accelerated distribution permissible under Treasury Regulation 1.409A-3(j)(4) to the Executive of deferred amounts, provided that such distribution(s) meets the requirements of Section 1.409A-3(j)(4).

10.	Section IV, “Change of Control”, shall be deleted in its entirety and replaced with the following Section IV:

CHANGE IN CONTROL

Upon a Change in Control [Subparagraph I (J)], the Executive shall receive the benefits promised in Subparagraph II (A) of this Executive Plan in the same form and with the same timing as described in Subparagraph II (A), except that payments shall commence upon the Executive attaining Normal Retirement Age. The Executive will also remain eligible for all death benefits in this Executive Plan. In addition, no sale, merger, or consolidation of the Bank shall take place unless the new or surviving entity expressly acknowledges the obligations under this Executive Plan and agrees to abide by its terms.

11.	A new Subparagraph V (K) shall be added as follows:

Subsequent Changes to Time and Form of Payment:

The Bank may permit a subsequent change to the time and form of benefit distributions. Any such change shall be considered made only when it becomes irrevocable under the terms of the Agreement. Any change will be considered irrevocable not later than thirty (30) days following acceptance of the change by the Plan Administrator, subject to the following rules:

(1)	the subsequent deferral election may not take effect until at least twelve (12) months after the date on which the election is made;

(2)	the payment (except in the case of death, disability, or unforeseeable emergency) upon which the subsequent deferral election is made is deferred for a period of not less than five (5) years from the date such payment would otherwise have been paid; and

(3)	in the case of a payment made at a specified time, the election must be made not less than twelve (12) months before the date the payment is scheduled to be paid.

Therefore, the foregoing changes are agreed to.

For the Bank	[Executive]

Date	Date